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                                                                     EXHIBIT 8.1

                            BOSE McKINNEY & EVANS LLP
                          135 North Pennsylvania Street
                                   Suite 2700
                           Indianapolis, Indiana 46204


June 29, 1999

Duke Realty Investments, Inc.
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Gentlemen:

      We have acted as counsel to Duke Realty Investments, Inc. (the "Company") with respect to the preparation of a Registration Statement on Form S-3 (the "Registration Statement") for the sale of shares of the Company's Common
Stock, par value $.01 per share (the "Common Stock"), shares of the Company's 8.00% Series F Cumulative Redeemable Preference Shares, par value $.01 per share (the "Series F Preference Stock") and shares of the Company's 8.625% Series H Cumulative Redeemable Preference Shares, par value $.01 per share
(the "Series H Preference Stock" and, together with the Series F Preference Stock, the "Preference Stock") to be sold by certain shareholders who acquired it or will acquire it pursuant to a warrant or in exchange for units of limited partnership interest issued to them in connection with the merger of Weeks Realty, L.P. with and into Duke Realty Limited Partnership (the "Operating Partnership"). In connection therewith, you have requested our opinion with respect to the Company's continued qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). You have also requested our opinion regarding certain United States Federal income tax consequences to the Company and its shareholders of the qualification of the Company as a real estate investment trust (a "REIT") under the Code. All capitalized terms used herein have their respective meanings as set forth in the Registration Statement unless otherwise stated. The Company is an Indiana corporation which has qualified as a REIT within the meaning of Section 856(a) of the Code, for each of its taxable years from and including the first taxable year for which it made an election to be taxed as a REIT, and intends to continue to so qualify.

      In rendering the opinions stated below, we have examined and relied, with your consent, upon the following:

      (i) The Registration Statement;
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Duke Realty Investments, Inc.
June 29, 1999
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      (ii) The First Amended and Restated Agreement of Limited Partnership of
the Operating Partnership and subsequent amendments thereto;

      (iii) The First Amended and Restated Agreement of Limited Partnership of the Services Partnership;

      (iv) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

      In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, the Operating Partnership and the Services Partnership at all times will be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's, the Operating Partnership's and the Services Partnership's intended activities as described in the Registration Statement and the reports incorporated therein by reference.

      For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated June 29, 1999 provided to us by the Company, the Operating Partnership and the Services Partnership. These representations generally relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership and the Services Partnership. Our opinions are
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Duke Realty Investments, Inc.
June 29, 1999
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further based upon the Company's receipt of a letter ruling from the Internal
Revenue Service ("IRS") dated September 30, 1994 which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership.

      We have also reviewed the Registration Statement as to its sections concerning certain United States Federal income tax consequences to the Company and its shareholders of the qualification of the Company as a REIT under the Code. Based upon and subject to the foregoing, we are of the opinion that:

      1. Assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first taxable year for which the Company made the election to be taxed as a REIT through the 1993 taxable year, the proposed methods of operation of the Company, the Operating Partnership and the Services Partnership since and including 1994 as described in the Registration Statement and as represented by the Company, the Operating Partnership and the Services Partnership has permitted and will permit the Company to qualify and to continue to qualify to be taxed as a REIT for all years since and including 1994 and for its current and subsequent taxable years; and

      2. The tax consequences to the Company and its shareholders of qualification of the Company as a REIT under the Code will be consistent with the discussion contained in the section entitled "Federal Income Tax Considerations" in the Registration Statement.

      The opinions set forth in this letter represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We can give no
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Duke Realty Investments, Inc.
June 29, 1999
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assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represent our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

      We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BOSE McKINNEY & EVANS LLP